EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Scientific Industries, Inc. and Subsidiaries of our report dated October 14, 2021, relating to the consolidated financial statements of Scientific Industries, Inc. and Subsidiaries as of and for the years ended June 30, 2021 and 2020, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

Nussbaum Berg Klein & Wolpow, CPAs LLP

/s/ Nussbaum Berg Klein & Wolpow, CPAs LLP

Melville, New York

May 27, 2022